Exhibit 99.1

The ONE Group Announces Preliminary Fourth Quarter and Full Year 2018 Sales Results

Domestic Same Store Sales for Fourth Quarter Increase 15.0%

Company to Present at 21st Annual ICR Conference on January 15th

New York, NY – January 10, 2019 – The ONE Group Hospitality, Inc. (NASDAQ: STKS) today announced preliminary sales for the fourth quarter and full year ended December 31, 2018. The Company also announced its participation at the 21st Annual ICR Conference next week.

Preliminary sales highlights for the fourth quarter ended December 31, 2018 are as follows:

•	Total GAAP revenues are expected to be approximately $25 million, an approximate 16% increase from $21.5 million for the same quarter last year; and,
•	Domestic comparable sales* at owned and managed STK restaurants rose 15.0% from the prior year period, consisting of a 14.9% increase in domestic owned restaurants and a 15.6% increase in domestic managed restaurants.

Preliminary sales highlights for the full year ended December 31, 2018 are as follows:

•	Total GAAP revenues are expected to be approximately $85 million, an approximate 7% increase from $79.7 million for 2017. On November 12, 2018, the Company had reiterated previous guidance of 2018 revenues between $80 million and $85 million;
•	Domestic comparable sales* at owned and managed STK restaurants rose 9.4%, consisting of a 9.7% increase in domestic owned restaurants and an 8.8% increase in domestic managed restaurants, compared to 2017. On November 12, 2018 the Company had guided to domestic comparable store sales growth of about 7%, which was up from 3% to 4% originally; and,
•	US STK brand restaurant sales rose to a record $101 million.

*Comparable sales or same store sales (“SSS”) represents total US food and beverage sales at owned and managed units opened for at least a full 18-month period. This metric includes total revenue from our owned and managed STK locations. Revenues from locations where we do not directly control the event sales force (The W Hotel, Westwood, CA and our locations in Europe) are excluded from this metric.

Emanuel “Manny” Hilario, President and CEO of The ONE Group stated, "Preliminary revenues and comparable sales growth for 2018 reflect our brand strength, high level of execution, focused marketing, and robust event business during the recent holiday season. We are pleased that the important new initiatives launched in 2018 such as the introduction of our national happy hour program and focus on promoting our holiday programs real time on social media have led to a healthy and sustainable improvement in our performance.”

Mr. Hilario added, “Incorporating vibe dining into every aspect of our restaurant experience is what truly sets us apart and we are grateful to all of our worldwide team members for making the STK brand so highly differentiated.”

Mr. Hilario concluded, “Looking ahead, we continue to see strong interest in STK and in our hospitality program globally, and our worldwide pipeline for 2019 reflects these opportunities for asset-light business development.”

Preliminary results remain subject to the completion of normal quarter and year-end accounting procedures and adjustments and are subject to change. The Company expects to release financial and operating results for its fourth quarter and full year ended December 31, 2018 in March 2019.

21st Annual ICR Conference Participation

Mr. Hilario and Linda Siluk, Interim Chief Financial Officer, will present at the 21st Annual ICR Conference at the Grande Lakes Hotel & Resort in Orlando, FL at 1:30 PM Eastern Time on January 15, 2019.

The webcast can be accessed from the Investor Relations tab of the Company’s website at www.togrp.com under “News / Events” or directly through the ICR Conference website at www.icrconference.com.

About The ONE Group

The ONE Group (NASDAQ: STKS) is a global hospitality company that develops and operates upscale, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues nationally and internationally. The ONE Group’s primary restaurant brand is STK, a modern twist on the American steakhouse concept with locations in major metropolitan cities throughout the U.S., Europe, Mexico, and the Middle East. ONE Hospitality, The ONE Group’s food and beverage hospitality services business, provides the development, management and operations for premier restaurants and turn-key food and beverage services in high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to, (1) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) in the case of our strategic review of operations, our ability to successfully improve performance and cost, realize the benefits of our marketing efforts, and achieve improved results as we focus on developing new management and license deals; (4) changes in applicable laws or regulations; (5) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and (6) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2017.

Investors are referred to the most recent reports filed with the SEC by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors:

ICR

Michelle Michalski, (646)277-1224